EXHIBIT 21.1

LIST OF SUBSIDIARIES

Foreign Subsidiaries:

        SonoSite, Ltd., a United Kingdom subsidiary
        SonoSite France SARL, a French subsidiary
        SonoSite GmbH, a German subsidiary
        SonoSite Iberica, S.L., a Spanish subsidiary
        SonoSite (Asia) Limited, a Hong Kong subsidiary
        SonoSite Japan KK, a Japanese subsidiary
        SonoSite Australasia Pty Limited, an Australian subsidiary
        SonoSite Canada, Inc., a Canadian subsidiary
        SonoSite China Medical Ltd., a Hong Kong subsidiary
        SonoSite Limited, a Hong Kong subsidiary

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